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Exhibit 10.1




May 14, 1998



Mr. Michael G. Puls
President and CEO
3020 Arbor Oaks
Arlington, Texas  76006


     Re: Amendment to Bonus Agreement between InnoServ Technologies, Inc. (the "Company") and Michael G. Puls (the "Executive") dated December 20, 1996, as amended (the "Bonus Agreement") and to Employment Offer Agreement between the Company and the Executive dated December 8, 1995 (the "Offer Agreement," and together with the Bonus Agreement, the "Agreements").

Dear Mike:

The Company is currently engaged in discussions with General Electric Company ("GE") concerning a possible merger of the Company with an indirect, wholly-owned subsidiary of GE. As part of such discussions, GE has requested that certain provisions in the Agreements be amended. This Letter Agreement is to confirm our understanding and agreement with respect to the following amendments, which amendments shall be effective only upon occurrence of the effective date (the "Effective Date") of the aforementioned merger:

AMENDMENT TO BONUS AGREEMENT:

     1. The first sentence of Paragraph 1.a. is hereby deleted in its entirety and the following inserted in place thereof:

               "If Executive is a full-time employee of the Company in good standing on the closing of a Sale of the Company (as defined in paragraph 3 below), then Executive will be entitled to a one-time bonus of $307,500, less all applicable withholdings (the "Bonus").

AMENDMENT TO OFFER AGREEMENT:

     1. The first two sentences of the second paragraph on page 2 are hereby deleted and the following inserted in place thereof:

               "The Company may, at any time and for any reason, terminate your employment without any liability to you whatsoever except as expressly provided in this letter. If your employment is terminated by the Company for any reason other than for cause (which shall mean for all purposes herein fraud, dishonesty or willful misconduct), the Company will pay to you, within 5 business days after the date of such termination, a lump sum payment equal to the pro rata

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          portion of your base salary (as set forth in the first sentence of the second paragraph of this letter) (a) for the period beginning on the date of such termination and ending on the twenty month anniversary of the Effective Date if such termination occurs on or before the eight month anniversary of the Effective Date; or (b) for the period beginning on the date of such termination and ending on the first year anniversary of such termination if such termination occurs after the eight month anniversary of the Effective Date. If at any time following the 60th day after the Effective Date, you choose voluntarily to terminate your employment, the Company will pay to you, within 5 business days after the date of such termination, a lump sum payment equal to the pro rata portion of your base salary (as set forth in the first sentence of the second paragraph of this letter) for the period beginning on the date of such termination and ending on first year anniversary of such termination."

     3. The first, second and third sentences of the third paragraph on page 2 are hereby deleted and the following inserted in place thereof:

               "Furthermore, if (a) at any time after the Effective Date and before the eight month anniversary of the Effective Date, the Company terminates your employment other than for cause or (b) if at any time following the 60th day after the Effective Date and before the eight month anniversary of the Effective Date you choose to voluntarily terminate your employment, the Company will pay to you, within 5 business days after the date of such termination, a lump sum payment equal to $42,000."

AMENDMENT APPLICABLE TO BOTH AGREEMENTS:

     4. Notwithstanding anything to the contrary in the Agreements (as amended by this Letter Agreement), any and all payments to the Executive under the Agreements (as modified by this Letter Agreement), shall be reduced (but not below zero) so that the present value, as determined in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the "Code"), of such payments plus any other payments that must be taken into account for purposes of any computation relating to the Executive under Section 280G(b)(2)(A)(ii) of the Code, shall not in the aggregate, exceed 2.99 times the Executive's "base amount", as such term is defined in Section 280G(b)(3) of the Code. The Company and the Executive agree that the Executive's "base amount" for these purposes equals $251,606. Notwithstanding any other provision hereof, no reduction in payments under the limitation contained in the immediately preceding sentence shall be applied to payments hereunder which do not constitute "excess parachute payments" within the meaning of the Code. Any payments in excess of the limitation of this Section 4 or otherwise determined to be "excess parachute payments" made to the Executive hereunder shall constitute a loan from the Company to the Executive, resulting in an amount owing from the Executive to the Company with interest from the date of receipt by the Executive to the date of repayment (or offset) at the applicable federal rate under Section 1274(d) of the Code, compounded semi-annually, which shall be payable to the Company upon demand. It is the Company's intent not to make any payments to the Executive that constitute "excess parachute payments" under Section 280G of the Code, and this Section 4 shall be construed strictly in favor of such intent.

If the foregoing accurately sets forth the principal terms of our mutual intentions and understandings with respect to these amendments to the Agreements, please execute and return an copy of this Letter Agreement.

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Sincerely yours,



InnoServ Technologies, Inc.



By:  /s/ DUDLEY RAUCH
   -------------------------------------
     Name:  Dudley Rauch
     Title:  Chairman of the Board


CONFIRMED, ACKNOWLEDGED AND AGREED
ON THIS 15th DAY OF MAY, 1998.


/s/ MICHAEL G. PULS
----------------------------------------
     Michael G. Puls










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